Certificate of Amendment
of Articles of Incorporation

The undersigned certify that:

1. They are the **president** and the **secretary**, respectively, of Wordsmith Media, Inc., a California corporation.

2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

   The name of the corporation is AMBG, Inc.

   Article V of the Articles of Incorporation of this corporation is amended to read as follows:

   Each 100 shares of common stock shall automatically be converted into one share of fully paid and non-assessable common stock. Fractional shares shall be rounded up to the nearest whole share.

   This corporation is authorized to issue only one class of stock; and the total number of shares this corporation is authorized to issue is 500,000,000.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 500,000,00. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: 9/4/2020

Richard Ke, President

Richard Ke, Secretary